Exhibit 99.1

F.N.B. Corporation Names New Director
Motley Joins Experienced Corporate Board

Hermitage, PA – July 23, 2013 – F.N.B. Corporation (NYSE: FNB) today announced that its Corporate Board of Directors elected Mr. David L. Motley on July 17, 2013, as a new member of the Board. Mr. Motley’s term on the F.N.B. Corporation Board will commence on August 15, 2013.

David Motley has more than 30 years of experience providing strategic direction to several public companies including Respironics, Alcoa and PPG. More recently, he has contributed to the growth and profitability of companies through his work with Covidien Surgical Devices and portfolio companies of Kleiner Perkins. Currently, Mr. Motley is Senior Managing Director of the Life Sciences Practice with Headwaters SC, LLC, and a General Partner in the BlueTree Venture Fund, which is focused on Life Science and IT opportunities. He is also a board member and advisor for Optimal Strategix Group, a strategic consulting firm based in Philadelphia.

“David Motley is an excellent addition to F.N.B.’s Board of Directors,” comments Vincent J. Delie, Jr., President and CEO of F.N.B. Corporation. “He has extensive experience in operational and strategic planning for a number of successful, large public companies. In addition, he has been a dedicated leader in the community. We look forward to his contributions as a member of our corporate board.”

David Motley earned an MBA from Harvard University in addition to a BS in Mechanical Engineering from the University of Pittsburgh. He has a number of current board participations, including Vice Chair of the Strategy Committee for Heritage Valley Health Systems, Board Member Manchester Craftsman’s Guild, member of the University of Pittsburgh Coulter Foundation’s Oversight Committee and the Board of Advisors for the University of Pittsburgh’s Swanson School of Engineering. He is recognized for his community leadership roles as Executive Director for the Inner City Junior Tennis Program, Founder of the University of Pittsburgh Minority Engineering Endowed Scholarship Fund and Founding Contributor of the Thomas A. Motley KAY Endowed Scholarship Fund.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Hermitage, Pennsylvania, is a regional diversified financial services company operating in six states and three major metropolitan areas including Pittsburgh, PA, where it holds the number three retail deposit market share, Baltimore, MD and Cleveland, OH. The Company has total assets of $12.4 billion (including the recently completed acquisition of Annapolis Bancorp, Inc.) and more than 250 banking offices throughout Pennsylvania, Ohio, West Virginia and Maryland. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, asset based lending, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include trust, asset management, private banking and insurance. The Company also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation web site at www.fnbcorporation.com.

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Media Contact
Jennifer Reel, reel@fnb-corp.com
724-983-4856

Analyst/Institutional Investor Contact
Cynthia Christopher, christoc@fnb-corp.com
724-983-3429